Exhibit 5.01
Jennifer F. Simons
Senior Vice President, Chief Legal Officer and Secretary
Oceaneering International, Inc.
5875 North Sam Houston Parkway West, Suite 400
Houston, Texas 77086
May 29, 2025
Oceaneering International, Inc.
5875 North Sam Houston Parkway West, Suite 400
Houston, Texas 77086
Ladies and Gentlemen:
In connection with the Registration Statement on Form S-8 (the “Registration Statement”), to be filed on the date hereof by Oceaneering International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares of common stock of the Company, par value $0.25 per share (“Common Stock”), that may be issued pursuant to the terms of the 2020 Incentive Plan of Oceaneering International, Inc., as amended and restated effective May 9, 2025 (the “Amended and Restated Plan”), I am passing upon certain legal matters as set forth below. This opinion letter is being furnished to the Company for filing as Exhibit 5.01 to the Registration Statement.
In my capacity as the Company’s Chief Legal Officer, I have examined originals, or copies certified or otherwise identified, of (i) the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, (ii) the Amended and Restated Plan, (iii) the Registration Statement, (iv) corporate records of the Company, (v) certificates of public officials and of representatives of the Company, and (vi) statutes and other instruments and documents as I have deemed necessary or advisable as a basis for the opinions hereinafter expressed.
I have assumed, without independent investigation, that all signatures on all documents I examined are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof, and that all information submitted to me was accurate and complete. In addition, I have assumed for purposes of paragraph 2 below that the consideration received by the Company for the shares issued pursuant to the Amended and Restated Plan will be not less than the par value thereof.
On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:
1.    The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.
2.    When issued by the Company pursuant to the provisions of the Amended and Restated Plan and following due authorization of a particular award thereunder by the Board of Directors of the Company or a duly constituted and acting committee thereof (the “Board”) as provided in and in accordance with the Amended and Restated Plan, the Common Stock issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company; and upon issuance and delivery of such Common Stock from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Amended and Restated Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board as provided therein, such Common Stock will be validly issued, fully paid and nonassessable.

Exhibit 5.01
The foregoing opinions in this opinion letter are limited in all respects to the General Corporation Law of the State of Delaware, as in effect on the date hereof. I express no opinion as to the law of any other jurisdiction.
I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.
Very truly yours,

/S/ JENNIFER F. SIMONS
Jennifer F. Simons
Senior Vice President, Chief Legal Officer
and Secretary